Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
July 28, 2020		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2021 RESULTS;
ANNOUNCES ACQUISITION OF AMERICAN DEVELOPMENT CORPORATION OF TENNESSEE

Minneapolis, MN, July 28, 2020 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its fiscal 2021 first quarter ended June 28, 2020. Highlights include:

•Ninth consecutive quarter of year-over-year operating income growth, with record operating income of $15.9 million, an increase of 14% over the $14.0 million recorded in the first quarter of the prior year.
•Sales of $143.2 million for the first quarter, a decrease of 3% from the first quarter of fiscal 2020, with strong growth of 11% in our Health and Nutrition segment.
•Record first quarter net income of $11.8 million, an increase of 20%, compared to $9.8 million in the prior year.
•Record first quarter diluted earnings per share (EPS) of $1.11, which was $0.19, or 21%, higher than EPS of $0.92 in the first quarter of fiscal 2020.
•Acquisition of American Development Corporation of Tennessee, Inc., effective July 28, 2020, which is expected to be accretive this fiscal year.

“We were very pleased with our continued profitability growth, including a 20% increase in net income this quarter,” said Patrick H. Hawkins, Chief Executive Officer and President. “As we expected, our business segment operating results were mixed in the first quarter due to the varying impacts of COVID-19, with our Industrial and Health and Nutrition segments benefiting from increased demand for bottled bleach, bleach for bottling, and health and nutrition products, while our Water Treatment segment was weaker as a result of softness in end markets serving municipal and fitness pools and the ethanol industry. We expect continued mixed results across our business segments due to the COVID 19 pandemic, but do expect earnings growth this fiscal year.”

Mr. Hawkins continued, “In addition to a strong quarter, we are pleased to announce that we closed on the acquisition of American Development Corporation of Tennessee, Inc., a company we have followed for years as they have grown their business. ADC is a great cultural fit with Hawkins and will expand our Water Treatment footprint in Tennessee and the surrounding states to support further growth.” Mike Wetherington, ADC President and Chief Executive Officer, said, “Hawkins has always been a great competitor and I have admired the way they treat their employees, customers, and suppliers, so it was a natural fit when I was looking for the right company to sell to and grow ADC in the future.” Mr. Hawkins continued, “Mike will continue to be involved with the business going forward and we could not be more pleased to now have ADC part of Hawkins and look forward to continued growth together.”

First Quarter Financial Highlights:

Sales were $143.2 million for the current quarter, a decrease of 3%, from sales of $147.3 million for the same period a year ago. Industrial segment sales decreased $3.8 million, or 5%, to $71.5 million for the current quarter, as compared to $75.3 million for the same period of the prior year. The decrease in sales dollars from the prior year was driven primarily by a temporary increase in sales in the first quarter last year attributable to heavy rains and flooding along the Mississippi River, which increased demand from certain customers in that quarter. Sales also decreased in the current quarter as a result of weak economic conditions in the ethanol industry, which decreased sales of products into that industry. The decrease was somewhat offset by increased sales of certain of our manufactured, blended and re-packaged products, largely our bleach products as a result of increased demand due to COVID-19, as well as increased sales of certain pharmaceutical, food and agricultural products. Water Treatment segment sales decreased $3.6 million, or 8%, to $39.7 million for the current quarter, as compared to $43.3 million for the same period of the prior year. The decrease in sales dollars was driven by decreased volumes sold in the current quarter due, in part, to customers filling up their tanks in March as a result of supply concerns resulting from COVID-19, which decreased their needs in the current quarter, as well as reduced sales to certain end-markets as a result of COVID-19. Sales for our Health and Nutrition segment increased $3.2 million, or 11%, to $32.0 million for the current quarter, as compared to $28.8 million for the same period of the prior year. The increase in sales was driven by increased sales of both our manufactured and specialty distributed products, partially as a result of increased demand resulting from COVID-19.

Gross profit increased $2.2 million to $31.0 million, or 22% of sales, for the current quarter, from $28.8 million, or 20% of sales, for the same period of the prior year. Despite lower sales dollars, gross profit for the Industrial segment increased $1.6 million to $12.5 million, or 17% of sales, for the current quarter, as compared to $10.9 million, or 15% of sales, for the same period of the prior year. Industrial segment gross profit increased due to a favorable product mix shift to more sales of our manufactured, blended and re-packaged products. Gross profit for the Water Treatment segment decreased $0.8 million to $11.3 million, or 29% of sales, for the current quarter, from $12.1 million, or 28% of sales, for the same period of the prior year. Gross profit in our Water Treatment segment decreased as a result of decreased sales. Overall, LIFO had a minimal impact on the quarter when compared to the prior year. Gross profit for the Health and Nutrition segment increased $1.4 million to $7.2 million, or 23% of sales, for the current quarter, from $5.8 million, or 20% of sales, for the same period of the prior year. The increase in gross profit was a result of higher sales compared to prior year.

Company-wide selling, general and administrative expenses increased $0.2 million to $15.0 million, or 11% of sales, for the current quarter, from $14.8 million, or 10% of sales, for the same period of the prior year. The increase includes a year-over-year increase in compensation expense of $0.4 million related to our non-qualified deferred compensation plan, which is offset in other income.

Our effective income tax rate was 26.5% for the current quarter, compared to 26.3% in the same period of the prior year. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the first quarter of fiscal 2021 was $22.6 million, an increase of $2.7 million, or 13%, from EBITDA of $19.9 million for the same period of the prior year. The increase was due primarily to improved gross profit.

Net debt at the end of the quarter was $61.5 million, with a leverage ratio below 1.0x. With the acquisition of ADC, our pro forma leverage ratio is approximately 1.3x.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 43 facilities in 20 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	June 28, 2020	June 30, 2019
Net income (GAAP)	$11,788	$9,807
Interest expense, net	380	763
Income tax expense	4,247	3,508
Amortization of intangibles	1,268	1,268
Depreciation expense	4,216	4,085
Non-cash compensation expense	700	509
Adjusted EBITDA	$22,599	$19,940

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 28, 2020	June 30, 2019
Sales	$143,172	$147,336
Cost of sales	(112,196)	(118,539)
Gross profit	30,976	28,797
Selling, general and administrative expenses	(15,038)	(14,836)
Operating income	15,938	13,961
Interest expense, net	(380)	(763)
Other income	477	117
Income before income taxes	16,035	13,315
Income tax expense	(4,247)	(3,508)
Net income	$11,788	$9,807

Weighted average number of shares outstanding - basic	10,515,728	10,604,306
Weighted average number of shares outstanding - diluted	10,642,673	10,665,709

Basic earnings per share	$1.12	$0.92
Diluted earnings per share	$1.11	$0.92

Cash dividends declared per common share	$0.2325	$0.2300

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to impact and duration of wage pressures, the levels of investment and the impact of investments on our business operations and financial condition, the timing of new Water Treatment branch investments, and the duration and impact of product shortages. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2020, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.